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                                                                      Exhibit 11


                            Total Containment, Inc.
                Statement Re:  Computation of Earning Per Share
                                  (Unaudited)
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


                                           For the year ended
                                              December 31,
                                           1996          1995
                                           ------------------

                                               (In 000's
                                          except per share data)

Primary:

Average shares outstanding                 4,642         4,642

1996 Options were anti-dilutive              -             -

1995 Options were anti-dilutive              -             -
                                           -----       -------

        Totals                             4,642         4,642
                                           =====       =======
        Net Income (loss)                    398       ($2,248)
                                           =====       =======
        Per Share amount                   $0.09        ($0.48)
                                           =====       =======

Fully diluted:

Average shares outstanding                 4,642         4,642

1996 - Options were anti-dilutive            -             -

1995 - Options were anti-dilutive            -             -
                                           -----       -------

        Totals                             4,642         4,642
                                           =====       =======
        Net income (loss)                    398       ($2,248)
                                           =====       =======
        Per Share amount                   $0.09        ($0.48)
                                           =====       =======
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